Exhibit 99.1

NEWS…	Contact:	Dirk Montgomery
April 17, 2007		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OSI RESTAURANT PARTNERS, INC.
REPORTS FIRST QUARTER RESULTS

Tampa, Florida, April 17 --- OSI Restaurant Partners, Inc. (NYSE: OSI) today reported that net income for the three months ended March 31, 2007 was $27,610,000, equal to $0.36 per share (diluted), compared with $32,231,000, or $0.42 per share (diluted), for the same period in 2006. Revenues for the quarter increased by 7.5% to $1,066,616,000 compared with $992,360,000 during the same quarter last year.

Quarterly Results and Other Information:

•
For the three months ended March 31, 2007, adjusting for the conversion costs related to the implementation of the Company’s new Partner Equity Program (“PEP”), impairment loss on a corporate plane and certain transaction costs associated with the Company’s proposed merger with Kangaroo Acquisition, Inc., diluted earnings per share on an adjusted basis were $0.43. For the three months ended March 31, 2006, diluted earnings per share on an adjusted basis were $0.50, adjusting for the conversion costs related to the implementation of the PEP. Adjusted first quarter diluted earnings per share for both periods do not eliminate what the Company considers to be the ongoing expenses resulting from the implementation of the PEP. These adjusted results are non-GAAP financial measures that are intended to provide comparability between the periods. A reconciliation of reported and adjusted results is included in the following tables.

•
For the 2007 quarter compared to 2006, cost of sales decreased by 1.1% as a percentage of restaurant sales, primarily as a result of the impact of certain Outback Steakhouse efficiency initiatives and general price increases, partially offset by increases in beef and produce costs. The Outback Steakhouse efficiency initiatives announced in 2006 reduced cost of sales by 0.7% as a percentage of restaurant sales. Beginning in February 2007, the Company experienced increases in beef costs of approximately 5%, which negatively impacted cost of sales by 0.4% as a percentage of restaurant sales, while all other commodities provided a net 0.1% benefit. The remaining decrease in cost of sales as a percentage of restaurant sales was driven by price increases.

•
For the 2007 quarter compared to 2006, labor costs increased by 0.2% as a percentage of restaurant sales due to minimum wage initiatives in several states, which were partially offset by Outback Steakhouse labor efficiencies, a reduction in the conversion costs of PEP (as described previously), as well as general price increases.

•
Other restaurant operating expenses for the 2007 quarter were up by 0.5% as a percentage of restaurant sales over the 2006 quarter, primarily as a result of increased advertising at Outback Steakhouse.

•
General and administrative costs for the 2007 quarter increased by 0.8% as a percentage of total revenues, primarily as a result of costs associated with the proposed merger transaction, which were 0.6% as a percentage of total revenues and for increases in professional fees for the Outback Steakhouse re-branding initiative and accounting remediation, which were 0.3% as a percentage of total revenues.

•
During 2006, the Company communicated a plan at Outback Steakhouse to improve efficiency and revenue through a number of operations initiatives including, but not limited to, improved labor productivity and food cost savings via improved purchasing and reduction of select side item and sauce portions (a plateware initiative). This initiative produced total savings of 0.8% of consolidated restaurant sales during the first quarter of 2007. The Outback Steakhouse efficiency initiative was not fully implemented across all restaurants in the first quarter based on rollout plans that will result in full implementation during the remainder of 2007.

First Quarter - Comparable Store Sales

Sales information for the first quarter was previously released April 5, 2007 on a preliminary basis, as it was subject to final determination of gift card sales. Final sales results are below. Comparable store sales and average unit volumes for the Company’s significant restaurant brands for the quarter ended March 31, 2007 compared to the same quarter in 2006 changed by approximately:

Quarter ended March 31, 2007	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-0.3%	-1.9%	-0.5%
Carrabba’s Italian Grills	-1.3%	n/a	-1.3%
Bonefish Grills	-0.6%	0.3%	-0.6%
Fleming’s Prime Steakhouse and Wine Bars	3.3%	n/a	3.3%
Roy’s	-2.2%	n/a	-2.2%

Domestic average unit volumes
Outback Steakhouses	0.0%	-2.3%	-0.3%
Carrabba’s Italian Grills	-2.8%	n/a	-2.8%
Bonefish Grills	-3.8%	1.3%	-3.4%
Fleming’s Prime Steakhouse and Wine Bars	-1.7%	n/a	-1.7%
Roy’s	-2.6%	n/a	-2.6%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the quarter include year-to-year menu price changes of approximately:

Quarter ended March 31, 2007	Company-owned menu price changes (1)
Outback Steakhouses	0.4%
Carrabba’s Italian Grills	3.2%
Bonefish Grills	1.9%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Certain statements in this news release are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Forward-looking statements regarding stock-based compensation and the Partner Equity Program include estimates and assumptions, including but not limited to, restaurant operating performance and outstanding share calculations which may differ materially from actual results. Additionally, the Company has previously disclosed a proposed merger transaction and there are risks and uncertainties associated with the transaction that could cause actual future results to differ materially from historical results. In particular, (1) the Company may be unable to obtain shareholder approval required for the transaction, (2) conditions to the closing of the transaction may not be satisfied, (3) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays, (4) the businesses of the Company may suffer as a result of uncertainty surrounding the transaction, and (5) the financing required to complete the transaction may be delayed or may not be available. Further information on potential factors that could affect the financial results of OSI Restaurant Partners, Inc. is included in its 2006 Annual Report on Form 10-K, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release, except as required by law.

The Company’s restaurant system operates in 50 states and 20 countries internationally.

STATEMENTS OF INCOME
(in thousands, except for per share data)

	Three months ended
	March 31,
	2007	2006
Revenues
Restaurant sales	$1,061,363	$986,734
Other revenues	5,253	5,626
Total revenues	1,066,616	992,360
Costs and expenses
Cost of sales	376,148	359,700
Labor and other related	292,656	269,975
Other restaurant operating	238,054	216,429
Depreciation and amortization	41,004	35,505
General and administrative	67,240	54,122
Provision for impaired assets and restaurant closings	5,296	2,532
Loss (income) from operations of unconsolidated affiliates	708	(628)
	1,021,106	937,635
Income from operations	45,510	54,725
Other income (expense), net	-	(328)
Interest income	901	557
Interest expense	(3,404)	(2,371)
Income before provision for income taxes and
elimination of minority interest	43,007	52,583
Provision for income taxes	13,898	16,724
Income before elimination of minority interest	29,109	35,859
Elimination of minority interest	1,499	3,628
Net income	$27,610	$32,231

Basic earnings per share	$0.37	$0.44
Basic weighted average shares outstanding	74,407	74,083

Diluted earnings per share	$0.36	$0.42
Diluted weighted average shares outstanding	77,166	77,111

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of March 31, 2007
Cash	$70
Working capital deficit	(229)
Current portion of long-term debt	39
Long-term debt (1)	191
__________________
(1)
Long-term debt in the Company’s Consolidated Balance Sheet includes: (i) $32.6 million of debt owed by a consolidated franchisee-affiliated entity for which the Company provides a guarantee, and (ii) a $2.5 million fair value debt guarantee on amounts owed by an unconsolidated affiliate of the Company (and for which the Company provides a total guarantee of $17.6 million).

System-wide Sales

System-wide sales grew by 5.9% for the quarter compared with the respective period in 2006. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales - sales of OSI Restaurant Partners, Inc. and sales of franchisees and unconsolidated development joint ventures - are provided in the following supplemental tables.

	Three months ended
	March 31,
OSI RESTAURANT PARTNERS, INC. RESTAURANT SALES (in millions):	2007	2006
Outback Steakhouse restaurants
Domestic	$592	$583
International	85	76
Total	677	659
Carrabba's Italian Grills	180	162
Bonefish Grills	91	73
Fleming's Prime Steakhouse and Wine Bars	56	48
Other restaurants	57	45

Total Company-owned restaurant sales	$1,061	$987

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of OSI Restaurant Partners, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended
	March 31,
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2007	2006
Outback Steakhouse restaurants
Domestic	$92	$93
International	18	27
Total	110	120
Bonefish Grills	4	3

Total franchise and development joint venture sales (1)	$114	$123
Income from franchise and development joint ventures (2)	$5	$5
__________________
(1)	Franchise and development joint venture sales are not included in Company revenues as reported in the Consolidated Statements of Income.
(2)	Represents the franchise royalty and portion of total income included in the Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

First Quarter Comparative Store Information

RESTAURANTS IN OPERATION AS OF MARCH 31:	2007	2006
Outback Steakhouses
Company-owned - domestic	684	672
Company-owned - international	122	106
Franchised and development joint venture - domestic	107	106
Franchised and development joint venture - international	45	42
Total	958	926
Carrabba's Italian Grills
Company-owned	234	205
Bonefish Grills
Company-owned	120	97
Franchised	7	6
Total	127	103
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	50	40
Roy’s
Company-owned	23	21
Cheeseburger in Paradise
Company-owned	40	32
Lee Roy Selmon’s
Company-owned	6	4
Blue Coral Seafood and Spirits
Company-owned	2	-
Paul Lee’s Chinese Kitchen
Company-owned	-	3

System-wide total	1,440	1,334

Reconciliation of Adjusted Results

The following table sets forth a reconciliation of the Company’s results reported in accordance with generally accepted accounting principles (“GAAP”) to the adjusted results, which include non-GAAP financial measures. Although management encourages readers to rely on the Company’s results reported in accordance with GAAP, management believes that the adjusted results may be useful to investors’ understanding of the Company’s core operations and the comparability of financial information from period to period. The adjusted results should not be considered to be an alternative to net income calculated in accordance with GAAP. The following table presents reported net income as adjusted for the following after-tax charges for the quarters ended March 31, 2007 and 2006 (in thousands):

	Three months ended
	March 31,
	2007	2006
Net income, as reported	$27,610	$32,231
Special items, net of taxes
PEP conversion costs (1)	1,505	6,162
Transaction costs (2)	3,744	-
Provision for impaired assets, net (3)	613	-
	5,862	6,162

Adjusted net income	$33,472	$38,393

Adjusted diluted earnings per share	$0.43	$0.50
__________________
(1)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the program had been in place at the inception of all existing manager partner contracts.

(2)
Transaction costs include certain expenses the Company has incurred in connection with the pending merger transaction, as previously announced, and includes items such as financial advisory fees, proxy filing, printing and mailing fees and certain legal fees, excluding those related to shareholder litigation.

(3)
Net impairment charges in adjusted net income represent the impairment loss on a corporate plane which was sold in 2007. Ordinarily, impairment charges for closed stores or impaired restaurant assets are not considered special items as those charges occur from time to time in normal restaurant operations.

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